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                                                                    EXHIBIT 99.6

                            CONSENT OF GOLDMAN SACHS

CONFIDENTIAL

June 1, 1998

Board of Directors
United HealthCare Corporation
300 Opus Center
9900 Bren Road East
Minnetonka, MN 55343

Re: Registration Statement of United HealthCare Corporation relating to the common stock, par value $0.01 per share, of United HealthCare Corporation being registered in connection with the proposed transaction with Humana, Inc.

Ladies and Gentlemen:

    Reference is made to our opinion letter dated May 27, 1998 with respect to the fairness from a financial point of view to United HealthCare Corporation ("United HealthCare") of the exchange ratio of 0.50 shares of common stock, par value $0.01 per share, of United HealthCare to be exchanged by United HealthCare for each share of common stock, par value $0.16 2/3 per share, of Humana, Inc. (the "Company"), pursuant to the Agreement and Plan of Merger dated as of May 27, 1998, by and among United HealthCare, UH-1, Inc., a wholly owned subsidiary of United HealthCare, and the Company.

    The foregoing opinion letter is provided for the information and assistance of the Board of Directors of United HealthCare in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

    We understand that the Company has determined to include our opinion in the above-referenced Registration Statement. In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "QUESTIONS AND ANSWERS ABOUT THE MERGER," "SUMMARY--Opinion of United HealthCare's Financial Advisor," "THE MERGER--Background of the Merger," "THE MERGER--Reasons of United HealthCare for the Merger" and "THE MERGER--Opinion of United HealthCare's Financial Advisor" and to the inclusion of the foregoing opinion in the above-mentioned Joint Proxy Statement-Prospectus included in the above mentioned Registration Statement. It is understood that our consent is being delivered solely in connection with the initial filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                               Very truly yours,

                               /s/ GOLDMAN, SACHS & CO.
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                               (GOLDMAN, SACHS & CO.)